Exhibit 10.7

December 8, 2021

Edge Data Solutions, Inc.

Attn: Delray Wannemacher, CEO

3550 Lenox Road NE.

21st Floor

Atlanta GA 30326

Dear Mr. Wannemacher:

Synergia CPA, LLC (“Synergia”, “We”, “Us”) is pleased to provide Edge Data Solutions, Inc. (hereinafter “the Company”, “you”, “your”, “client”) with the professional services described below. This letter serves to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide and serves to amend the engagement letter dated October 19, 2021. Changes are bold, italics and underlined.

Scope of Engagement

Synergia CPA, LLC is engaged to perform the following services concerning the Company and its subsidiary, Blockchain Holdings, LLC:

1.	SEC Filing Management and Audit Preparation – We will assist the Company in the preparation of the accounting portions of its SEC Form 10-Q, 10-K and other pertinent filings. Accordingly, we will:

a.	Manage the filing processes
b.	Coordinate with Turner, Stone & Company LLC, the Company’s auditor, on audit requests
c.	Coordinate with management and counsel on any necessary aspects of these filings
d.	Coordinate with M2 Compliance for EDGAR and XBRL processes
e.	Make adjustments deemed necessary to convert books to the appropriate financial reporting basis
f.	Prepare financial statements to be included in these filings
g.	Prepare financial portions of the filings for management and auditor review
h.	Prepare financial data for press releases and coordinate with management and counsel, as necessary
i.	Address accounting comments in any SEC comment letters arising from these filings and coordinate with management and counsel, as needed, to satisfy such communications

2.	Monthly US GAAP Accounting – As an addition to the existing month-end close process, we will prepare and post appropriate US GAAP adjustments to the Company’s accounting system each month. This also includes any necessary routine controllership, bookkeeping, accounts receivable, accounts payable and other accounting services necessary to maintain the Company’s accounting and finance function.

3.	Process Establishment and Improvement – We will work with the Company’s controller and senior management, as needed, to consult on, establish and improve finance-related processes, such as:

a.	Financial reporting and SEC filings
b.	Customer purchase orders, invoicing and tracking
c.	Payroll and reimbursement processes
d.	Receivables management
e.	Accounts payable and vendor management
f.	Establishment and improvement of internal controls.
g.	Other areas, as identified

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA

4.	Financial Planning and Analysis – We will assist with budgeting, forecasting, profitability analysis, cash flow management, staffing analysis and other business consulting needs, as directed by management.

5.	Tax – We will consult on and assist with Federal, State and Local income and other tax filings, as needed.

6.	Operations – We will provide operational consulting and support to the Company as needed from time to time. For example, we will consult on and perform procurement functions, projects and other similar functions as designated by senior management.

7.	CFO – Upon approval by the Company’s Board of Directors, Paul Manos, will serve as the Company’s CFO, Principal Financial Officer and Principal Accounting Officer.

Synergia Technology Services, LLC d/b/a SynergiaTech (“STS”), our affiliate, will separately perform the information technology consulting services, as set forth in the separate agreement in APPENDIX A. Any references within this engagement letter to such services and the corresponding fees paid are referenced herein or collected together with Synergia’s fees strictly for convenience and shall in no way be deemed to have been provided by Synergia CPA, LLC. Any liability arising from performance of information technology consulting services shall pertain solely to STS.

This engagement only contemplates services provided to Edge Data Solutions, Inc. in its current legal structure and does not include services pertaining to prospective acquisitions or other external entities.

The engagement cannot be relied on to disclose errors, irregularities, or illegal acts, including fraud or theft. However, we will inform you if such matters come to our attention.

You may request that we perform additional services not contemplated by this engagement letter. If this occurs, we will communicate with you regarding the scope and estimated cost of these additional services. Engagements for additional services may necessitate that we amend this letter or issue a separate engagement letter or change order to reflect the obligations of both parties. Any such additions to the scope must be agreed upon in writing by both parties. In the absence of any articulated terms or other written communications from us documenting additional services, our services will be limited to and governed by the terms of this engagement letter.

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA

Client Responsibilities

You authorize us to accept instructions from your representatives, Delray Wannemacher and Daniel Wong (and any personnel they designate), for this engagement.

You agree that we may communicate and share any necessary information or documentation with the Company’s auditors, counsel, tax accountants and anyone else you authorize us to on your behalf.

You agree that any decision you ask us to make on your behalf shall be deemed management’s decision and agree that management bears full responsibility for the results of such.

As a condition to our performing the services described above, you agree to:

●	designate an individual within senior management, to oversee the services;
●	evaluate the adequacy and results of the services performed;
●	accept responsibility for the results of the services; and

While we may identify and bring internal control matters to your attention as they arise, we have no responsibility to identify and communicate deficiencies or material weaknesses in your internal control as part of this engagement.

You understand that effective and timely fulfillment of our obligations to you critically depends upon your full cooperation.

You agree to respond accurately and completely to our requests and inquiries in a timely manner.

You are not entitled to rely on any oral or written advice provided by us.

Service Provider Responsibilities

We will perform our services in accordance with applicable professional standards.

This engagement is strictly limited to the professional services outlined above. Synergia CPA, LLC, in its sole professional judgment, reserves the right to refuse to take any action that could be construed as making management decisions or performing management functions.

The above professional services will be performed based on information you provide or otherwise make available to us. We will not necessarily verify and will not audit this information. While we may prepare financial statements and other information during the course of this engagement, we will not audit, review, or compile your financial statements or issue any reports thereon. Our engagement cannot be relied upon to disclose irregularities, errors, fraud, or theft.

Term of Engagement

We anticipate that the Form 10-Q filings will be completed within 30 days of the close of each quarter and that the Form 10-K filings will be completed within 75 days of the end of the fiscal year. While we will dedicate our best efforts to this end, we do not guarantee these estimates, as they may be subject to unforeseen delays and are dependent upon cooperation of all parties.

Fees and Billings

Our fees are based upon the complexity of the work to be performed, our professional efforts, and the inherently high levels of risk associated with providing accounting services to public companies and other entities under the regulatory purview of the U.S. Securities and Exchange Commission. Fees for services rendered by Synergia and STS are due together on December 8, 2021 and on the 15th day of each following month for the duration of the contract, beginning on November 15, 2021, as follows:

Services performed by Synergia CPA, LLC (this engagement letter)	$9,000
Services performed by Synergia Technology Services, LLC (APPENDIX A)	1,000
Total fee remitted to Synergia CPA, LLC each month	$10,000

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA

The first $10,000 billing will take effect on December 15, 2021.

Fees are considered earned, as follows:

50% – 16th through last day of a given month, or any portion thereof in which services have been rendered

50% – 1st through 15th day of a given month, or any portion thereof in which services have been rendered

In addition to the fees outlined above, you agree to reimburse us for travel (actual incurred), mileage (at IRS rates for the year of incurrence), and direct out-of-pocket costs (actual) incurred in conjunction with performance of this engagement. Billings for these expenses shall be due on receipt.

During the course of this engagement, certain needs may arise outside the scope of this agreement. Changes in the business needs requiring additional attention may also arise and impact fees. We will be happy to discuss any such needs and communicate any additional costs.

Termination and Other Terms

This agreement may be terminated at any time by either party without penalty. Earned portions of fees shall be retained or paid (if unpaid) promptly to us, and we will promptly return to you any unearned fees paid to us by you in such event.

You, as the Company’s representative, personally guarantee full and timely payment of all fees and expenses contemplated by this engagement letter, as well as any financed portions of such. This personal guarantee applies in the event of default for any reason and shall not be construed as a separate business relationship between Synergia and the individual guarantor.

The issuance of equity-based compensation directly to our managing member shall by no means create a separate business relationship between the Company and our Managing Member. The business relationship shall remain exclusive to the parties contemplated in the first paragraph of this letter.

We reserve the right to suspend services or withdraw from this engagement at any time, without completing the work and retaining all fees paid to date if you fail to comply with the terms of this engagement letter or if we discover any indication of fraud or ethical issues among management or as we determine professional standards require.

If any portion of this agreement is deemed invalid or unenforceable, such a finding shall not invalidate the remainder of the terms set forth in this engagement letter.

Our work product is valid only for the purpose stated herein. You agree not to reference our name, the fee you paid, or our report, in whole or in part, in any document distributed to third parties (beyond the company’s auditors, attorneys, investors and board members) without our written consent. This shall not apply to required disclosures in regulatory filings.

We will rely upon data provided to us by you without independent verification or confirmation. You warrant that all information provided to us is complete and accurate to the best of your knowledge. We will rely on your involvement in the development of required data and certain planning activities.

This letter of engagement, governed by Colorado law and establishing the only valid legal theatre as Larimer County, Colorado, represents the entire understanding and agreement between you and Synergia and supersedes all verbal or previous understandings and agreements relating to this engagement. This engagement agreement may not be modified except in writing signed by both you and Synergia.

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA

You agree to indemnify and hold us harmless against any and all liability, claim, loss, cost, and expense, whatever kind or nature, which we may incur, or be subject to, as a party, expert witness, witness or participant in connection with any dispute or litigation involving you unless such liability, claim, loss, cost, and expense, whatever kind or nature, is due to our wrongdoing and such wrongdoing is not caused by, related to in any manner, or the result of information provided to us by you. The extent of Synergia’s liability for completeness and accuracy or any other aspect of our work shall not exceed the cash amount paid to Synergia for professional fees under this specific engagement. You are responsible for any liability to parties not included in this agreement and agree to furnish us and our officers with legal counsel and reimburse any pertinent expenses, should we be party to any legal or regulatory matter arising directly or indirectly from this engagement.

This indemnity includes all out-of-pocket expenses (including travel costs and attorney fees) and payment for all our staff members’ time at standard hourly rates in effect at the time rendered to the extent we attend, prepare for, or participate in meetings, hearings, depositions, trials, and all other proceedings, including travel time. If we must bring legal action to enforce this indemnity, you agree to pay all costs of such action, including any sum the court may fix as reasonable attorney fees.

If this agreement or any monies due under the terms hereof, is placed in the hands of an attorney or collections agency for collection of the account, you promise and agree to pay our attorney fees and collection costs, plus interest at the then legal rate, whether or not any legal action is filed. If any suit or action is brought to enforce, interpret, or collect damages for the breach of this agreement, you agree to pay our reasonable attorney fees and all costs of such suit or action, including any appeal as fixed by the applicable court or courts.

Plain English

As management, you are responsible for effective oversight and timely reviewing the Company’s financial information. While it is impossible to be 100% hands-off, and we do need timely, accurate and complete information and documents from you to properly prepare financial information, we strive to take ownership of the process and save you valuable time and headache. Please let us know if there is anything we can do to make your life easier.

We are committed to providing you with outstanding service and rely on timely and appropriate feedback from you to continue to do so. Please let us know promptly if any issues arise or if we can better serve you in any way.

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA

Acceptance

We appreciate the opportunity to be of service to Edge Data Solutions, Inc. Please date and sign the enclosed copy of this engagement letter and return it to us to acknowledge your agreement with its terms.

Very truly yours,

/s/ Paul Manos
Paul Manos, Managing Member
Synergia CPA, LLC

APPROVED FOR:
Edge Data Solutions, Inc.

/s/ Delray Wannemacher
Delray Wannemacher, CEO
Edge Data Solutions, Inc.
December 8, 2021

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA

EXHIBIT A

IT Consulting Agreement

Synergia Technology Services, LLC d/b/a SynergiaTech

IT CONSULTING AGREEMENT

This IT Consulting Agreement is made effective as of December 8, 2021, by and between:

Edge Data Solutions, Inc. (“client”), a Delaware Corporation having an address of 3550 Lenox Road NE, 21st Floor, Atlanta, Georgia 30326; and

Synergia Technology Services, LLC d/b/a SynergiaTech (“service provider”, “SynergiaTech”), a Colorado Limited Liability Company having an address of 19 Old Town Square, Suite 238, Fort Collins, Colorado 80524.

Whereas Client is the reseller of certain IT Systems (hereinafter defined) and Solutions (hereinafter defined) and utilizes various Cloud Services (hereinafter defined) for internal and external purposes, for which Client desires Service Provider to perform certain Services (hereinafter defined); and Whereas Service Provider desires to perform such Services on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the mutual promises set forth herein, the parties agree as follows:

DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

(a) “IT System(s)” shall mean the computer hardware, software and related network infrastructure the Client desires to resell, assemble, deliver, maintain, monitor or otherwise place in operation for its Customers, or for Client’s use.

(b) “Cloud Services” shall mean software, web-based services and any other computer-related services hosted and delivered to and used by Client for internal or external purposes for a recurring fee.

(c) “Services” shall mean consultation regarding the Strategy, Design, Operation, Maintenance and Management of IT Systems and Cloud Services, as set forth in Description of Services.

(d) “Customer” shall mean individuals or other entities to which Client resells its products.

(e) “Strategy” shall mean the selection of IT Systems and Cloud Services, or a combination thereof, for Client’s internal and/or external purposes.

(f) “Design” shall mean planning and development of IT Systems and components.

(g) “Operation” shall mean the operation of the IT System, including, but not limited to manipulation and computation of data by the IT System, the outputting of such manipulated and computed data by the IT System, and communication between elements of the IT System.

(h) “Maintenance” shall mean remedial maintenance and preventive maintenance of the IT System(s).

(i) “Management” shall mean the scheduling of the use of the IT System(s), procurement of supplies and spare parts therefor, and recommendation or implementation of changes and additions thereto.

DESCRIPTION OF SERVICES. Beginning on December 8, 2021, SynergiaTech will provide to Edge Data Solutions, Inc. the following services (collectively, the “Services”):

(a) One site visit to the Client’s data center facility in Colorado Springs, Colorado to evaluate and consult on the Design, Operation, Maintenance and Management of the initial IT Systems to be sold to Client’s Customers;

(b) Ongoing consulting on standardizing Strategy, Design, Operation, Maintenance and Management of IT Systems the Client seeks to sell to its Customers;

(c) Assisting Client with developing and adjusting its product and service offerings to its Customers;

(d) Assisting Client with financial planning and analysis for internal and external IT Systems;

(e) Ongoing consulting, selection, implementation and training on Client’s Cloud Services

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA

PAYMENT. Payment of $1,000 shall be due upon execution of this agreement and on the 15th day of each following month. Synergia CPA, LLC shall collect this payment on behalf of Service Provider, in aggregate with payment for services rendered by Synergia CPA, LLC, as set forth in the engagement letter dated December 8, 2021.

Payment shall be deemed earned under the following schedule:

50% – 16th through last day of a given month, or any portion thereof in which services have been rendered

50% – 1st through 15th day of a given month, or any portion thereof in which services have been rendered

In addition to any other right or remedy provided by law, if Edge Data Solutions, Inc. fails to pay for the Services when due, SynergiaTech has the option to treat such failure to pay as a material breach of this Agreement, and may cancel this Agreement and/or seek legal remedies.

TERM. Either party may terminate this agreement at any point in time for any reason.

In the event of any termination/cancellation of this Agreement, Service Provider:

(1) May declare all amounts owed to it hereunder to be immediately due and payable;

(2) Shall promptly return any unearned portion of fees paid, as defined in PAYMENT;

(3) Cease performance of all Services hereunder without liability to Service Recipient;

The foregoing rights and remedies of each party hereto shall be in addition to all other rights and remedies available to them in law and in equity.

DEFAULT. The occurrence of any of the following shall constitute a material default under this Agreement:

a. The failure to make a required payment when due.

b. The insolvency or bankruptcy of either party.

c. The subjection of any of either party’s property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

d. The failure to make available or deliver the Services in the time and manner provided for in this Agreement.

REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Agreement (including without limitation the failure to make a monetary payment when due), the other party may terminate the Agreement by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have seven (7) days from the effective date of such notice to cure the default(s). Unless waived by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Agreement.

FORCE MAJEURE. If performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, plague, epidemic, pandemic, outbreaks of infectious disease or any other public health crisis, including quarantine or other employee restrictions, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Agreement. This Agreement supersedes any prior written or oral agreements between the parties.

SEVERABILITY. If any provision of this Agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

AMENDMENT. This Agreement may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado. The only valid legal theatre for this agreement shall be Larimer County, Colorado.

NOTICE. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

SIGNATURES. This Agreement is signed on behalf of the parties, as follows:

For Edge Data Solutions, Inc.:

/s/ Delray Wannemacher
Delray Wannemacher, CEO

For Synergia Technology Services, LLC.:

/s/ Paul Manos
Paul Manos, President

19 Old Town Square · Suite 238 · Fort Collins, Colorado 80524 · USA